Exhibit 10.4

Dated Effective: September 22, 2010

[Name]

1195 NW Compton Drive

Beaverton, OR 97006

Re:	Amendment to Performance Shares

Dear [Name]:

As you are already aware, on September 9, 2010 the Compensation Committee of the Board of Directors of Planar Systems, Inc. (the “Company”) approved the amendment of your outstanding performance shares listed below (the “Award(s)”) so that the shares set forth below (the “Amended Award(s)”) will no longer vest and become payable based on the achievement of certain stock price-based performance goals for the original performance period as set forth on the applicable Performance Share Agreement and Notice of Grant, but will instead vest based on the achievement of new performance goals during a new performance period, both of which will be determined by the Committee in its sole discretion upon approval by the Company’s Board of Directors of a three- to five-year Strategic Plan during the first half of fiscal year 2011. You will be notified of these performance goals and the new performance period in writing as soon as practicable after the Committee determines them.

Grant Date	Target Number of Performance Shares	Original Performance Period
October 10, 2008	403,333	FY 2009 through FY 2010

To acknowledge your agreement with this amendment, please sign and deliver to me the Acknowledgment contained in the extra copy of this letter provided for that purpose confirming your agreement to the amendment and the terms of this letter.

Please do not hesitate to contact me at 503-748-1100 if you have any questions regarding this matter.

Very truly yours,

Gerald Perkel
President and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

By:

Name:

Date: